EXHIBIT 99.1  KleenAir Systems Press Release Dated April 10, 2002



KleenAir Acquires Carbon Cloth Technologies Inc.
April 10, 2002 12:00:00 PM ET


FULLERTON, Calif.--(BUSINESS WIRE)--April 10, 2002--KleenAir Systems Inc. KAIR, announced that it has signed a Letter of Intent to acquire Carbon Cloth Technologies Inc. of Malibu, Calif.

The acquisition is expected to close by the end of April. Carbon Cloth Technologies has applied for patents in automotive thermal management systems.

At present this is used to enhance the effectiveness of particulate filters which need to maintain 300 degrees centigrade for 30% of a vehicle operating time, otherwise the filters clog and create backpressure.

Wherever particulate filters are currently installed, estimated to be at least 30,000 units at present, CarbonGuard(TM) can improve performance and save maintenance expense. Filter technology has come to prominence recently as the Environmental Protection Agency (EPA) and the California Air Resource Board (CARB) have determined that particulates from vehicle emissions are a serious public health problem.

"Our years of experience in developing thermal solutions for such motorsports industry leaders as Ferrari, Mercedes-Benz and Penske have enabled us to produce the CarbonGuard(TM), a significant addition to the battle on pollution," said Beau Gooliak, President of Carbon Cloth Technologies, "and recent installation of the product on hundreds of New York City Transit Authority buses is the first step in our particulate reduction program."

KleenAir owns the patented and unique computer controlled ammonia system, the NOxMaster(R), which, when injected into the exhaust stream, interacts with NOx produced during combustion. The result converts environmentally hazardous NOx into harmless nitrogen and water. In addition, the company's exclusive and unique converters significantly reduce particulates as well as hydrocarbons (HC) and carbon monoxide (CO). These pollutants have been shown to be a major contributor to heart and lung disease.

"Carbon Cloth Technologies makes an ideal strategic alliance for KleenAir because it is a step in completing systems that effectively reduce both particulates and NOx, particularly for heavy duty vehicles, where both the EPA and CARB have expressed increasing concern at current emission levels," said Lionel Simons, President of KleenAir. "Our strategy is to enhance filters currently installed and remove NOx by retrofitting our NOxMaster(R) System on such vehicles."

The acquisition generates sales revenue that will be of immediate benefit to KleenAir and will contribute to bottom-line profit. It provides a potential installed customer base for KleenAir products as well as certain OEM opportunities.

Safe Harbor Act Disclaimer

The statements contained in this release and statements that the company may make orally in connection with this release are not historical fact and are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. Actual results may differ materially from those forward-looking statements, as such statements involve risks and uncertainties that could significantly impact the company's business and the actual outcome and results may differ materially.

Contact Information:
KleenAir Systems Inc., Fullerton
Lionel Simons, 714/774-3652


C 2002 BusinessWire